SiriusPoint Announces Dividend on Series B Preference Shares

HAMILTON, Bermuda February 2, 2024 -- SiriusPoint Ltd. (“SiriusPoint” or the “Company”) (NYSE: SPNT), an international specialty insurer and reinsurer, has announced that the Board of Directors of SiriusPoint Ltd. approved a quarterly cash dividend of $0.50 per share on its 8.00% Resettable Fixed Rate Preference Shares, Series B, $0.10 par value, $25.00 liquidation preference per share payable on February 29, 2024 to Series B shareholders of record as of February 14, 2024.
About SiriusPoint
SiriusPoint is a global underwriter of insurance and reinsurance providing solutions to clients and brokers around the world. Bermuda-headquartered with offices in New York, London, Stockholm and other locations, we are listed on the New York Stock Exchange (SPNT). We have licenses to write Property & Casualty and Accident & Health insurance and reinsurance globally. Our offering and distribution capabilities are strengthened by a portfolio of strategic partnerships with Managing General Agents within our Insurance & Services segment. With over $3.0 billion total capital, SiriusPoint’s operating companies have a financial strength rating of A- (Excellent) from AM Best, S&P and Fitch. For more information please visit www.siriuspt.com.
SiriusPoint Contacts
Investor Relations
Dhruv Gahlaut, Head of Investor Relations and Chief Strategy Officer
Dhruv.gahlaut@siriuspt.com
+44 7514 659 918

Media
Sarah Hills, Rein4ce
Sarah.hills@rein4ce.co.uk
+ 44 7718882011